HUMAN RESOURCES

Exhibit 10.1

April 29, 2026

Sukhi Nagesh

Dear Sukhi,

I am happy to confirm our offer of employment, subject to final approval from our Board of Directors, to join Entegris as Senior Vice President and Chief Financial Officer, reporting to David Reeder, President and Chief Executive Officer and your anticipated start date will be on or about May 18, 2026.

We believe that you will be an outstanding addition to Entegris and, as such, we have developed an attractive total rewards package, which includes:

•A base salary of $590,000, subject to customary withholding for federal, state, and local taxes to be payable in two-week increments.
•Participation in the Entegris Incentive Plan (EIP), with a target of 70% of your base salary. The EIP provides eligible participants with the opportunity to receive annual cash-based awards based on individual and company performance against financial and operational objectives. Your participation in the EIP will begin on your start date and be prorated for the year.

•Subject to approval from our Board of Directors, you will receive an initial equity award, granted on your date of hire, with an approximate grant date value of $2,100,000 and consisting of:

◦50% Restricted Stock Units (RSUs) vesting 25% after the first year and 75% in quarterly installments over the following three years.
◦50% Performance Share Units (PSUs) earned based on Entegris’ relative TSR and Free Cash Flow Margin performance over a three-year (2026-2028) performance period, with vesting terms consistent with those that apply to the PSU awards granted to Entegris executive officers during the 2026 annual equity grant cycle.

•A cash sign-on bonus of $200,000, subject to customary withholding for federal, state, and local taxes, payable 30 days after your start date. The terms of this bonus, including payment timing and any applicable repayment obligations, are set forth in the Sign-On Bonus Agreement provided to you with this offer letter.

•Eligibility to participate in our comprehensive benefits plan, which includes retirement savings plan, medical, dental, vision, life insurance, disability and other benefits for you and your eligible dependents. Details of our benefits plan will be provided to you under separate cover.

•As an Executive Leadership Team member, you are eligible for Entegris’ Executive Change in Control Agreement subject to Board of Directors approval. Details of the Change in Control Agreement will be provided when you join the company.
•In the event that Entegris terminates your employment without “cause” following your date of hire, then, subject to your timely execution and nonrevocation of a release of claims in favor of Entegris, you will receive (i) a lump-sum cash payment equal to your then-current annual Base Salary, which will be paid to you on the 61st day following such termination of employment, and (ii) continuation of Entegris’ contributions necessary to maintain coverage for you and your eligible dependents for the twelve (12) calendar months immediately following the end of the calendar month in which the date of termination occurs under the medical, dental and vision programs in which you and your eligible dependents participated immediately prior to the date of termination.
•As a senior executive of the company, you will receive the same indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.

•Recoupment Policy. As a senior executive of the company, certain compensation paid or provided to you will be subject to the terms of the company’s Clawback Policy, as in effect from time to time. A copy of the policy as currently in effect will be provided when you join the company.

•You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you must accumulate ownership of shares having an aggregate market value equal to three times your annual base salary. A copy of the Company’s current Stock Ownership Guidelines will be provided to you for your review.
Our offer of employment may be subject to your successful completion of the company paid pre-employment drug screen and background check. Your employment with Entegris is at-will and either party can terminate the employment relationship at any time with or without cause and with or without notice. Entegris reserves the right to make changes to its policies, benefit plans and business practices at any time. When making such changes Entegris is informed by our PACE Values, including the value we place on People and Teamwork.

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Please indicate your acceptance of the terms of this letter, by signing below. We are excited about the future of Entegris and having you as a part of our successful team!

Congratulations and best regards,

/s/ Sue Rice

Sue Rice
Senior Vice President, Global Human Resources & Corporate Communications

/s/ Sukhi Nagesh                        4/29/2026
________________________                    ___________________
Sukhi Nagesh                            Date

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